Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $16.29 FOR 2016 FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $5.08

NEW YORK, January 18, 2017 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $30.61 billion and net earnings of $7.40 billion for the year ended December 31, 2016. Diluted earnings per common share were $16.29 compared with $12.14 for the year ended December 31, 2015. Return on average common shareholders’ equity (ROE) (1) was 9.4% for 2016.

Fourth quarter net revenues were $8.17 billion and net earnings were $2.35 billion. Diluted earnings per common share were $5.08 compared with $1.27 for the fourth quarter of 2015 and $4.88 for the third quarter of 2016. Annualized ROE (1) was 11.4% for the fourth quarter of 2016.

Annual Highlights

•	Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year. (2)

•	Debt underwriting produced record net revenues of $2.45 billion for the year.

•	Assets under supervision (3) increased 10% from a year ago to a record $1.38 trillion, with net inflows in long-term assets under supervision of $42 billion during 2016.

•	Total operating expenses were the lowest since 2008, including the lowest non-compensation expenses since 2007.

•	Book value per common share increased by 6.7% during the year to $182.47. Basic shares (4) decreased by 6.1% during the year to a record low of 414.8 million.

•

The firm maintained strong capital ratios and liquidity. The firm’s Common Equity Tier 1 ratio (5) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 14.5% (6) and 13.1% (6), respectively, and the firm’s global core liquid assets (3) were $226 billion (6) as of December 31, 2016.

“After a challenging first half, the firm performed well for the remainder of the year as the operating environment improved,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We continued to manage our expenses carefully and we enter the new year with industry leading positions across our businesses, as well as strong capital and liquidity.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Full Year

Net revenues in Investment Banking were $6.27 billion for 2016, 11% lower compared with a strong 2015. Net revenues in Financial Advisory were $2.93 billion, 16% lower compared with a strong 2015, reflecting a decrease in industry-wide transactions. Net revenues in Underwriting were $3.34 billion, 6% lower compared with a strong 2015, due to significantly lower net revenues in equity underwriting, reflecting a decrease in industry-wide volumes. Net revenues in debt underwriting were significantly higher, reflecting significantly higher net revenues from asset-backed activity and higher net revenues from leveraged finance activity. The firm’s investment banking transaction backlog decreased compared with the end of 2015. (3)

Fourth Quarter

Net revenues in Investment Banking were $1.49 billion for the fourth quarter of 2016, 4% lower than the fourth quarter of 2015 and 3% lower than the third quarter of 2016. Net revenues in Financial Advisory were $709 million, 19% lower compared with a strong fourth quarter of 2015, reflecting a decrease in industry-wide transactions. Net revenues in Underwriting were $777 million, 16% higher than the fourth quarter of 2015, due to significantly higher net revenues in debt underwriting, reflecting higher net revenues from leveraged finance and asset-backed activity. Net revenues in equity underwriting were lower, reflecting a decrease in industry-wide initial public offering volumes. The firm’s investment banking transaction backlog increased compared with the end of the third quarter of 2016. (3)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $14.47 billion for 2016, 5% lower than 2015.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $7.56 billion for 2016, 3% higher than 2015, reflecting significantly higher net revenues in credit products and higher net revenues in interest rate products. These increases were partially offset by significantly lower net revenues in mortgages, as well as lower net revenues in currencies and commodities. Although market conditions improved during the latter part of 2016, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment generally characterized by low interest rates, political uncertainty and slow global economic growth during the year.

Net revenues in Equities were $6.91 billion, 12% lower than 2015, primarily due to significantly lower net revenues in equities client execution, reflecting significantly lower net revenues in cash products, primarily in Asia, as well as lower net revenues in derivatives. Commissions and fees were slightly lower and net revenues in securities services were essentially unchanged compared with 2015. During 2016, Equities operated in an environment characterized by lower client activity levels and generally low levels of volatility.

For 2015, the fair value net gain attributable to the debt valuation adjustment was $255 million ($214 million and $41 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively). Beginning in 2016, such gains and losses are included in other comprehensive income. (7)

Fourth Quarter

Net revenues in Institutional Client Services were $3.60 billion for the fourth quarter of 2016, 25% higher than the fourth quarter of 2015 and 4% lower than the third quarter of 2016.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.00 billion for the fourth quarter of 2016, 78% higher compared with a difficult fourth quarter of 2015, reflecting higher net revenues across all major businesses, including significant increases in credit products and interest rate products. During the fourth quarter of 2016, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by improved market conditions, including rising interest rates and tighter credit spreads.

Net revenues in Equities were $1.59 billion, 9% lower than the fourth quarter of 2015, primarily reflecting lower net revenues in equities client execution, due to significantly lower net revenues in cash products, partially offset by higher net revenues in derivatives. In addition, net revenues in securities services were lower, reflecting the impact of lower average customer balances. Commissions and fees were also slightly lower. Although global equity prices generally increased during the quarter, Equities operated in an environment characterized by continued low client activity levels.

For the fourth quarter of 2015, the fair value net loss attributable to the debt valuation adjustment was $68 million ($54 million and $14 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively). Beginning in 2016, such gains and losses are included in other comprehensive income. (7)

Investing & Lending

Full Year

Net revenues in Investing & Lending were $4.08 billion for 2016, 25% lower than 2015. This decrease was primarily due to significantly lower net revenues from investments in equities, primarily reflecting a significant decrease in net gains from private equities, driven by company-specific events and corporate performance. In addition, net revenues in debt securities and loans were lower compared with 2015, reflecting significantly lower net revenues related to relationship lending activities, partially offset by higher net gains from investments in debt instruments and higher net interest income.

Fourth Quarter

Net revenues in Investing & Lending were $1.48 billion for the fourth quarter of 2016, 15% higher than the fourth quarter of 2015 and 6% higher than the third quarter of 2016. The increase in net revenues compared with the fourth quarter of 2015 was primarily due to significantly higher net revenues in debt securities and loans, driven by higher net interest income and higher net gains from investments. In addition, net revenues from investments in equities were slightly higher, reflecting higher net gains in private equities.

Investment Management

Full Year

Net revenues in Investment Management were $5.79 billion for 2016, 7% lower than 2015. This decrease primarily reflected significantly lower incentive fees compared with a strong 2015. In addition, management and other fees were slightly lower, reflecting shifts in the mix of client assets and strategies, partially offset by the impact of higher average assets under supervision. During the year, total assets under supervision (3) increased $127 billion to $1.38 trillion. Long-term assets under supervision increased $75 billion, including net inflows of $42 billion, primarily in fixed income assets, and net market appreciation of $33 billion, primarily in equity and fixed income assets. In addition, liquidity products increased $52 billion.

Fourth Quarter

Net revenues in Investment Management were $1.61 billion for the fourth quarter of 2016, 3% higher than the fourth quarter of 2015 and 8% higher than the third quarter of 2016. The increase compared with the fourth quarter of 2015 was due to higher incentive fees and transaction revenues. Management and other fees were essentially unchanged compared with the fourth quarter of 2015, reflecting the impact of higher average assets under supervision, offset by shifts in the mix of client assets and strategies. During the quarter, total assets under supervision (3) increased $32 billion to $1.38 trillion. Long-term assets under supervision increased $1 billion, including net inflows of $17 billion and net market depreciation of $16 billion, both primarily in fixed income assets. Liquidity products increased $31 billion.

Expenses

Operating expenses were $20.30 billion for 2016, 19% lower than 2015.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $11.65 billion for 2016, 8% lower than 2015, reflecting a decrease in net revenues and the impact from expense savings initiatives. The ratio of compensation and benefits to net revenues for 2016 was 38.1% compared with 37.5% for 2015. Total staff decreased 7% during 2016.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $8.66 billion for 2016, 30% lower than 2015, primarily due to significantly lower net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses. In addition, market development expenses and professional fees were lower compared with 2015, reflecting expense savings initiatives. Net provisions for litigation and regulatory proceedings for 2016 were $396 million compared with $4.01 billion for 2015 (2015 primarily related to net provisions for mortgage-related matters).

Fourth Quarter

Non-compensation expenses were $2.33 billion for the fourth quarter of 2016, 44% lower than the fourth quarter of 2015 and 11% higher than the third quarter of 2016. The decrease compared with the fourth quarter of 2015 was primarily due to significantly lower net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2016 were $147 million compared with $1.95 billion for the fourth quarter of 2015 (the fourth quarter of 2015 primarily related to net provisions for mortgage-related matters). The fourth quarter of 2016 included a $114 million charitable contribution to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2016 was 28.2%, up from 26.9% for the first nine months of 2016 and down from 30.7% for 2015. The increase from the first nine months of 2016 was primarily due to a decrease in the impact of permanent benefits, partially offset by changes in the earnings mix. The decline from 2015 was primarily due to the impact of non-deductible provisions for mortgage-related litigation and regulatory matters in 2015, partially offset by the impact of changes in tax law on deferred tax assets and changes in the earnings mix in 2015 and an increase related to higher enacted tax rates impacting certain of the firm’s U.K. subsidiaries in 2016.

Capital

•

As of December 31, 2016, total shareholders’ equity was $86.89 billion (common shareholders’ equity of $75.69 billion and preferred stock of $11.20 billion) and unsecured long-term borrowings were $189.09 billion.

•

The firm’s Standardized Common Equity Tier 1 ratio (5) reflecting the applicable transitional provisions was 14.5% (6) as of December 31, 2016, compared with 13.6% as of December 31, 2015 and 14.0% as of September 30, 2016.

•

The firm’s Basel III Advanced Common Equity Tier 1 ratio (5) reflecting the applicable transitional provisions was 13.1% (6) as of December 31, 2016, compared with 12.4% as of both December 31, 2015 and September 30, 2016.

•	The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 6.4% (6) as of December 31, 2016, compared with 5.9% as of December 31, 2015 and 6.3% as of September 30, 2016.

•

On January 17, 2017, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on March 30, 2017 to common shareholders of record on March 2, 2017.

•

During the year, the firm repurchased 36.6 million shares of its common stock at an average cost per share of $165.88, for a total cost of $6.07 billion, including 7.6 million shares during the fourth quarter at an average cost per share of $197.80, for a total cost of $1.50 billion. (8)

•	Book value per common share was $182.47 and tangible book value per common share (9) was $172.60, both based on basic shares (4) of 414.8 million as of December 31, 2016.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $862 billion (6) as of December 31, 2016, compared with $861 billion as of December 31, 2015 and $880 billion as of September 30, 2016.

•

The firm’s global core liquid assets (3) were $226 billion (6) as of December 31, 2016 and averaged $211 billion (6) for 2016, compared with an average of $188 billion for 2015. Global core liquid assets averaged $219 billion (6) for the fourth quarter of 2016, compared with an average of $218 billion for the third quarter of 2016.

•	Level 3 assets were $23 billion (6) as of December 31, 2016, compared with $24 billion for both December 31, 2015 and September 30, 2016, and represented 2.7% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 35878217 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Year Ended		% Change From
	December 31, 2016	December 31, 2015	December 31, 2015
Investment Banking
Financial Advisory	$2,932	$3,470	(16)%

Equity underwriting	891	1,546	(42)
Debt underwriting	2,450	2,011	22

Total Underwriting	3,341	3,557	(6)

Total Investment Banking	6,273	7,027	(11)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	7,556	7,322	3

Equities client execution	2,194	3,028	(28)
Commissions and fees	3,078	3,156	(2)
Securities services	1,639	1,645	—

Total Equities	6,911	7,829	(12)

Total Institutional Client Services	14,467	15,151	(5)

Investing & Lending
Equity securities	2,573	3,781	(32)
Debt securities and loans	1,507	1,655	(9)

Total Investing & Lending	4,080	5,436	(25)

Investment Management
Management and other fees	4,798	4,887	(2)
Incentive fees	421	780	(46)
Transaction revenues	569	539	6

Total Investment Management	5,788	6,206	(7)

Total net revenues	$30,608	$33,820	(9)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Investment Banking
Financial Advisory	$709	$658	$879	8%	(19)%

Equity underwriting	212	227	228	(7)	(7)
Debt underwriting	565	652	440	(13)	28

Total Underwriting	777	879	668	(12)	16

Total Investment Banking	1,486	1,537	1,547	(3)	(4)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,002	1,964	1,123	2	78

Equities client execution	459	678	562	(32)	(18)
Commissions and fees	736	719	763	2	(4)
Securities services	398	387	430	3	(7)

Total Equities	1,593	1,784	1,755	(11)	(9)

Total Institutional Client Services	3,595	3,748	2,878	(4)	25

Investing & Lending
Equity securities	1,027	920	997	12	3
Debt securities and loans	457	478	299	(4)	53

Total Investing & Lending	1,484	1,398	1,296	6	15

Investment Management
Management and other fees	1,227	1,225	1,236	—	(1)
Incentive fees	224	114	190	96	18
Transaction revenues	154	146	126	5	22

Total Investment Management	1,605	1,485	1,552	8	3

Total net revenues	$8,170	$8,168	$7,273	—	12

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended			% Change From
	December 31, 2016		December 31, 2015	December 31, 2015
Revenues
Investment banking	$6,273		$7,027	(11)%
Investment management	5,407		5,868	(8)
Commissions and fees	3,208		3,320	(3)
Market making	9,933		9,523	4
Other principal transactions	3,200		5,018	(36)

Total non-interest revenues	28,021		30,756	(9)

Interest income	9,691		8,452	15
Interest expense	7,104		5,388	32

Net interest income	2,587		3,064	(16)

Net revenues, including net interest income	30,608		33,820	(9)

Operating expenses
Compensation and benefits	11,647		12,678	(8)

Brokerage, clearing, exchange and distribution fees	2,555		2,576	(1)
Market development	457		557	(18)
Communications and technology	809		806	—
Depreciation and amortization	998		991	1
Occupancy	788		772	2
Professional fees	882		963	(8)
Other expenses	2,168		5,699	(62)

Total non-compensation expenses	8,657		12,364	(30)

Total operating expenses	20,304		25,042	(19)

Pre-tax earnings	10,304		8,778	17
Provision for taxes	2,906		2,695	8

Net earnings	7,398		6,083	22

Preferred stock dividends	311	(11)	515	(40)

Net earnings applicable to common shareholders	$7,087		$5,568	27

Earnings per common share
Basic (10)	$16.53		$12.35	34%
Diluted	16.29		12.14	34

Average common shares
Basic	427.4		448.9	(5)
Diluted	435.1		458.6	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	December 31, 2016	September 30, 2016		December 31, 2015	September 30, 2016	December 31, 2015
Revenues
Investment banking	$1,486	$1,537		$1,547	(3)%	(4)%
Investment management	1,499	1,386		1,468	8	2
Commissions and fees	761	753		803	1	(5)
Market making	2,866	2,715		1,559	6	84
Other principal transactions	1,222	1,163		1,196	5	2

Total non-interest revenues	7,834	7,554		6,573	4	19

Interest income	2,424	2,389		2,148	1	13
Interest expense	2,088	1,775		1,448	18	44

Net interest income	336	614		700	(45)	(52)

Net revenues, including net interest income	8,170	8,168		7,273	—	12

Operating expenses
Compensation and benefits	2,447	3,207		2,059	(24)	19

Brokerage, clearing, exchange and distribution fees	626	613		626	2	—
Market development	131	92		148	42	(11)
Communications and technology	200	207		205	(3)	(2)
Depreciation and amortization	267	247		285	8	(6)
Occupancy	179	245		200	(27)	(11)
Professional fees	209	222		249	(6)	(16)
Other expenses	714	467		2,429	53	(71)

Total non-compensation expenses	2,326	2,093		4,142	11	(44)

Total operating expenses	4,773	5,300		6,201	(10)	(23)

Pre-tax earnings	3,397	2,868		1,072	18	N.M.
Provision for taxes	1,050	774		307	36	N.M.

Net earnings	2,347	2,094		765	12	N.M.

Preferred stock dividends	194	(6)	(11)	191	N.M.	2

Net earnings applicable to common shareholders	$2,153	$2,100		$574	3	N.M.

Earnings per common share
Basic (10)	$5.17	$4.96		$1.28	4%	N.M.	%
Diluted	5.08	4.88		1.27	4	N.M.

Average common shares
Basic	415.2	422.4		442.2	(2)	(6)
Diluted	423.5	430.2		451.9	(2)	(6)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,400	34,900		36,800	(1)	(7)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Risk Categories
Interest rates	$40	$42	$45	$45	$47
Equity prices	25	23	27	25	26
Currency rates	19	18	33	21	30
Commodity prices	17	17	15	17	20
Diversification effect	(40)	(43)	(49)	(45)	(47)

Total	$61	$57	$71	$63	$76

Assets Under Supervision (3) $ in billions

	As of			% Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Asset Class
Alternative investments	$154	$152	$148	1%	4%
Equity	266	268	252	(1)	6
Fixed income	601	600	546	—	10

Long-term AUS	1,021	1,020	946	—	8

Liquidity products	358	327	306	9	17

Total AUS	$1,379	$1,347	$1,252	2	10

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Balance, beginning of period	$1,347	$1,310	$1,188	$1,252	$1,178

Net inflows / (outflows)
Alternative investments	1	1	3	5	7
Equity	(5)	2	3	(3)	23
Fixed income	21	11	3	40	41

Long-term AUS net inflows / (outflows)	17	14	9	42	71	(12)

Liquidity products	31	2	48	52	23

Total AUS net inflows / (outflows)	48	16	57	94	94

Net market appreciation / (depreciation)	(16)	21	7	33	(20)

Balance, end of period	$1,379	$1,347	$1,252	$1,379	$1,252

Footnotes

(1)

ROE is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

Average for the

	Three Months Ended December 31, 2016	Year Ended December 31, 2016

Total shareholders’ equity	$86,761	$86,658
Preferred stock	(11,203)	(11,304)

Common shareholders’ equity	$75,558	$75,354

(2)	Thomson Reuters — January 1, 2016 through December 31, 2016.

(3)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

(4)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(5)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of December 31, 2016, Common Equity Tier 1 was $72.0 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $497 billion and $550 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

(6)	Represents a preliminary estimate and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

(7)

In the first quarter of 2016, the firm early adopted the requirement in ASU No. 2016–01, “Financial Instruments (Topic 825) — Recognition and Measurement of Financial Assets and Financial Liabilities,” to present separately in other comprehensive income changes in fair value attributable to a firm’s own credit spreads (debt valuation adjustment), net of tax, on financial liabilities for which the fair value option was elected. The loss, net of tax, included in other comprehensive income for the year and three months ended December 31, 2016 was $544 million and $469 million, respectively.

(8)

The remaining share authorization under the firm’s existing repurchase program was 26.6 million shares as of December 31, 2016, which represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of

December 31, 2016

Total shareholders’ equity	$86,893
Preferred stock	(11,203)

Common shareholders’ equity	75,690
Goodwill and identifiable intangible assets	(4,095)

Tangible common shareholders’ equity	$71,595

(10)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.05 for both the years ended December 31, 2016 and December 31, 2015, and $0.02, $0.01 and $0.02 for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

(11)

Includes a reduction of $266 million for the year ended December 31, 2016 and $105 million for the three months ended September 30, 2016, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during 2016.

(12)	Includes $18 billion of asset inflows in connection with the acquisition of Pacific Global Advisors’ solutions business for the year ended December 31, 2015.